EXHIBIT 99.2

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

Valeant Pharmaceuticals International Announces
Pricing of $400 Million of Convertible Subordinated Notes

     COSTA MESA, CA, November 14, 2003 – Valeant Pharmaceuticals International (NYSE: VRX) announced today the pricing of $200 million principal amount of its Convertible Subordinated Notes due 2010 and $200 million principal amount of its Convertible Subordinated Notes due 2013. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Ribapharm Inc., a wholly owned subsidiary of Valeant Pharmaceuticals, will also be an obligor with respect to both series of notes, jointly and severally with Valeant Pharmaceuticals, until certain events occur. The initial purchasers of the notes will have an option to purchase up to $40 million of the 2010 Notes and $40 million of the 2013 Notes. The notes are convertible into shares of Valeant Pharmaceuticals’ common stock.

     Each $1,000 principal amount of the 2010 Notes will be convertible, at the holder’s option, into 31.6336 shares of common stock of Valeant Pharmaceuticals, which represents a 40% conversion premium based on the closing price of $22.58 on November 13, 2003. Each $1,000 principal amount of the 2013 Notes will be convertible, at the holder’s option, into 31.6336 shares of common stock of Valeant Pharmaceuticals, which represents a 40% conversion premium based on the closing price of $22.58 on November 13, 2003. The 2010 Notes will pay interest in cash at a rate of 3.00% per annum, and the 2013 Notes will pay interest in cash at a rate of 4.00% per annum. The 2010 Notes are non-callable, and the 2013 Notes will have an initial call at 7 1/2 years.

     Valeant Pharmaceuticals intends to use a portion of the net proceeds of the offerings to enter into convertible note hedge and written call option transactions with respect to VRX common stock. The written call options have a strike price per share of $39.515. In connection with those transactions, the initial purchasers may take positions in VRX common stock in secondary market transactions and/or enter into various derivative transactions both in anticipation of and after the pricing of the notes.

     In addition, Valeant Pharmaceuticals intends to use all or a portion of the remaining proceeds to retire, pursuant to privately negotiated transactions, open market purchases, a tender offer or otherwise, a portion of Valeant Pharmaceuticals’ and Ribapharm’s outstanding 6 1/2% Convertible Subordinated Notes due 2008. Any remaining amount not used to retire the 6 1/2% notes will be used for general corporate purposes, including potential product acquisitions.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals, including those relating to whether or not Valeant Pharmaceuticals will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of Valeant Pharmaceuticals’ management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant Pharmaceuticals’ control and the risk factors and other cautionary statements discussed in Valeant Pharmaceuticals’ filings with the U.S. Securities and Exchange Commission.

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